Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190476

March 10, 2014

Ruthigen, Inc. Corporate Presentation March 2014

2 This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our plan to issue our securities, our product candidates, our development efforts, our technology, our intellectual property, our financial condition, our plans and our development programs . These forward - looking statements involve risks, uncertainties and assumptions and are based on the current estimates and expectations of future events by the management of Ruthigen, Inc . as of the date of this presentation and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward - looking statements . Given these uncertainties, you should not place undue reliance on these forward - looking statements . These risks and uncertainties include, but are not limited to : the possibility that clinical trials will not be successful or confirm earlier results, risks associated with obtaining funding from third parties, risks relating to the timing and costs of clinical trials, approvals for clinical trials, results of clinical trials, the timing of regulatory submissions, the timing and receipt of regulatory approvals, the timing and amount of other expenses, execution risks, competition, risks related to market acceptance of products, intellectual property risks, assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors set forth under the headings “Cautionary Note Concerning Forward - Looking Statements,” “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the prospectus described in this presentation . All statements contained in this presentation are made only as of the date of this presentation and Ruthigen undertakes no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, unless required by law . FORWARD - LOOKING STATEMENTS

3 Ruthigen, Inc . (“Ruthigen”, “we”, “our”, “us”, or the “Company”) is providing this presentation, which highlights basic information about us and the offering to which this communication relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . We have filed a registration statement, including a prospectus, with the U . S . Securities and Exchange Commission (SEC) for the offering . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the registration statement, including the risk factors described therein, and other documents we have filed as exhibits to the registration statement with the SEC for more complete information about us and the offering . You may access these documents for free by visiting the EDGAR page on the SEC web site, which can be found at http : //sec . gov . The preliminary prospectus, dated March 10 , 2014 , is available on the U . S . Securities and Exchange Commission web site at http : //www . sec . gov . Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus and/or any supplements thereto if you contact Dawson James Securities, Inc . , Attention : Prospectus Department, 1 North Federal Highway, 5 th Floor, Boca Raton, FL 33432 , e - mail : mmaclaren@dawsonjames . com or toll free at (866) 928 - 0928 . FREE WRITING PROSPECTUS STATEMENT

4 Issuer Ruthigen, Inc. Exchange / Ticker NASDAQ / RTGN Securities Offered 2,200,000 shares of common stock with 2,200,000 Series A warrants to purchase ( i ) 2,200,000 shares of common stock, and (ii) 2,200,000 Series B warrants to purchase 2,200,000 shares of common stock Over - Allotment 15% or 330,000 Shares and/or 330,000 Series A Warrants Price Range $7.25 - $9.25 Use of Proceeds Fund RUT58 - 60 safety and efficacy clinical trials, R&D for additional indications, capital purchases, establish an R&D facility, milestone payments and general corporate purposes Sole Book - Runner Dawson James Securities INITIAL PUBLIC OFFERING SUMMARY

5 MANAGEMENT TEAM Hoji Alimi – CEO, CSO and Chairman of the Board • Founder, Chairman, CEO at Oculus Innovative Sciences, Inc.. • Founder, President at Micromed, a cGMP consulting firm focused on providing regulatory and quality compliance services to companies. • Corporate Microbiologist for Arterial Vascular Engineering, Inc. (Medtronic) • B.A. in Biology, Sonoma State University Sameer Harish – Chief Financial Officer • 15+ years equity research at Symmetry Capital, Needham, ThinkEquity, and industry experience at Syteni (Incyte) & Guidant V.I. (Abbott Vascular) • Founded Harish Life Science Advisors, focused on providing strategy and advisory services to biotech companies • B.A. in Molecular and Cell Biology, U.C. Berkeley Antoinette Douglas – Head of Regulatory Affairs • 20+ years experience in Global Regulatory Affairs in biotech, pharmaceutical and medical devices • Bio - Rad, Dey Pharma L.P. ( Mylan ), Oculus Innovative Sciences • B.S. Biochemistry, U.C. Davis Catherine Schmidt – Head of Clinical Development (Consultant) • 20 years experience in clinical operations for biotech, pharma and CRO organizations • Founder and President of SterlingBio Inc., a clinical research consulting firm in Rancho Cordova, CA. • B.S. in Environmental Toxicology from U.C. Davis and an MBA from Golden Gate University Ruthigen Board Of Directors Hoji Alimi – Chairman of the Board, CEO, CSO Richard Conley – Director • Mr. Conley has served as a member of the board of directors of Oculus since 1999. • Member of the Finance Committee and Citizens Bond Oversight Committee (Sonoma Valley Health Care District) since 2012 • Mr. Conley held various executive positions at Kautz Family Vineyards, Don Sebastiani & Sons International Wine Negociants , and Sebastiani Vineyards • Mr. Conley received a B.S. in finance and accounting from Western Carolina University and an M.B.A. from St. Mary ’ s College Greg French – Director • Mr. French has served as a member of the board of directors of Oculus since 2000. • Mr. French has held various engineering and executive positions at several medical device companies, including Advanced Cardiovascular Systems, Peripheral Systems Group and Arterial Vascular Engineering. • He received a B.S.I.E. from the California Polytechnic State University, San Luis Obispo.

6 RUTHIGEN MISSION Design therapeutics to improve patient lives, redefine infection control for invasive procedures and deliver cost savings to hospitals

7 RUTHIGEN IS A DRUG DEVELOPMENT COMPANY • First to develop and potentially market a HOCl (hypochlorous acid) drug candidate for invasive use ; Proven efficacy with lower concentration formulation against standard of care antibiotic ; Plan to initiate Phase 1 / 2 for safety and efficacy in July 2014 • Targeting large unmet need ; Antibiotics not effective in prevention of infections after surgery ; $ 700 M initial market ; $ 3 B surgical market • Market driven by hospital economics ; ACA : Pay for performance ; Hospital not reimbursed for patients re - admitted within 30 days after discharge ; Potential to accelerate patient discharge after surgery, reduce post - surgical infection rates, and decrease hospital readmission rates • Well established mechanism of action that is used in neutrophils and evolved to fight pathogens ; RUT 58 - 60 destroys a broad spectrum of pathogens including MRSA/VRE & viruses

8 OUR HISTORY • Ruthigen is a subsidiary of Oculus Innovative Sciences, Inc . ; Oculus markets “Microcyn”, an FDA - cleared, hypochlorous acid - based, medical device family of products generally used in topical applications • 30 + clinical studies using hypochlorous acid in various applications • 4 + million patient uses without any significant adverse events reported to the FDA MAUDE database ; Oculus not structured or capitalized to raise funds for drug trials

9 RUT58 - 60 COMPARISON TO MICROCYN Hypochlorous Acid - Based Field of Use U.S. FDA Regulatory Path Small Molecule Stabilizers Biocompatible With Internal Organs Sterile Packaged Relative Concentration RUT58 - 60 x Invasive Drug x x x 3x Microcyn x Topical Medical Device ; ; ; 1x

10 SELECT PUBLISHED ARTICLES USING MICROCYN (HOCl) • Landsman, et al ; JAPMA 2010 * ; An Open - Label, Three - Arm, Pilot Study of the Safety and Efficacy of Topical Microcyn Rx Wound Care Versus Oral Levofloxacin Versus Combined Therapy for Mild Diabetic Foot Infections ; Study demonstrated a statistic significant improvement in infections at day 24 after treatment in patients with mild diabetic foot ulcers ; Oculus Phase 2 study • Khairulasri, et al ; The Heart Surgery Forum 2010 ** ; Dermacyn Irrigation in Reducing Infection of a Median Sternotomy Wound ; 178 patients who underwent elective coronary artery bypass graft (CABG) surgery had their wounds washed with Dermacyn or 10 % povidone - iodine solution . On average, 5 . 7 % of the patients washed with Dermacyn and 15 . 6 % of the patients with iodine showed a sternal infection (p= 0 . 033 ) . * Oculus Sponsored study ** Oculus provided product at no cost for the purposes of the study

11 PHASE 2 DATA SUMMARY WITH MICROCYN (HOCl) # Patients Percent # Patients Percent # Patients Percent Day 10 Clinical Success (Primary Endpoint) 14 78% 11 61% 14 70% Cure 6 33% 7 39% 8 40% Improvement 8 44% 4 22% 6 30% Clinically Evaluable Population 18 18 20 Day 24 Clinical Success (Follow-Up Visit) 14 93% 9 56% 15 83% Cure 10 67% 5 31% 10 56% Improvement 4 27% 4 25% 5 28% P value Clinically Evaluable Population 15 16 18 p = 0.033 Clinical Cure or Improvement of Infection at Days 10 and 24 Saline + Levofloxacin Microcyn + LevofloxacinMicrocyn (Monotherapy) • Oculus reported results of the Landsman, et al Phase 2 study using HOCl with patients diagnosed with Diabetic Foot Ulcers ; Microcyn arms improved from day 10 to day 24 ; Study design : randomized, prospective, multicenter, open - label study to evaluate the safety and efficacy of Microcyn treatment for mildly infected diabetic foot ulcers

12 SURGICAL STUDIES WITH MICROCYN (HOCl) • Khairulasri, et al ; The Heart Surgery Forum 2010 ; Dermacyn Irrigation in Reducing Infection of a Median Sternotomy Wound ; 178 patients who underwent elective coronary artery bypass graft (CABG) surgery had their wounds washed with Dermacyn or 10 % povidone - iodine solution . On average, 5 . 7 % of the patients washed with Dermacyn and 15 . 6 % of the patients with iodine showed a sternal infection (p= 0 . 033 ) .

STANDARD OF CARE HAS SEVERE LIMITATIONS

- **Current standard of care is systemic antibiotics plus saline**
  - ✧ Antibiotic resistant strain of bacteria remain a top concern for hospitals – e.g. MRSA, VRE, others
  - ✧ Administrators not satisfied with current long hospital stays / discharge times and high re-admission rates

- **Significant need to combat hospital acquired infections (HAIs) and improve hospital economics**
  - ✧ Pace of innovation for new antibiotic drugs has slowed
  - ✧ Antibacterial resistance is emerging at a faster pace
  - ✧ Traditional new therapies targeted similar mechanism of actions and thus only keep bacterial resistance one step behind innovation

- **RUT58-60 vs. Antibiotics:**

	Broad Range Anti- Infective	Addresses Resistance Concerns	Reduce Hospital Stays	Pro-Healing
RUT58-60	✓	✓	✓	✓
Antibiotics	✗	✗	✗	✗

13

14 ANTIBIOTIC RESISTANCE HISTORIC TIMELINE • The time to the emergence of antibiotic resistance in select bacteria has accelerated . Data below is from the CDC report titled : “ Antibiotic Resistance Threats in the United States, 2013 ” ; From the 1940 s through the 1980 s, average time to resistance exceeded 10 years (excluding penicillin) . The average time to resistance is now approximately 1 year ; 1940 1950 1960 1970 1980 1990 2000 2010 2020 penicillin tetracyline erythromycin methicillin gentamicin vancomycin imipennem ceftazidime levofloxacin linezolid daptomycin ceftaroline Year Introduced Year Resistance Developed

15 SIGNIFICANT UNMET MEDICAL NEED • $ 3 . 3 billion* spent annually for treatment of surgical site infections , representing approximately 33 . 7 % of the total annual cost of hospital acquired infections in the U . S . • Total economic cost of antibiotic resistance to the U . S . economy has been estimated to be as high as $ 35 billion, including approximately $ 20 billion in direct healthcare costs , as reported in a 2013 CDC report** • Concerns remain high regarding the emergence of new antibiotic - resistant organisms despite more recent reports showing a stabilization or decline in these rates ; ( 56 % in 2006 / 2007 - CDC) • Hospital reimbursement challenges ; Affordable Care Act ; Overall reimbursement tied to infection rates ; Pay for performance ; 30 - day readmission rule * JAMA Intern Med. Published online September 02, 2013. ** “Antibiotic Resistance Threats in the United States, 2013”; CDC September 2013

16 LARGE ADDRESSABLE MARKET • $ 3 B - plus Market . We estimate the addressable market in the U . S . to be approximately $ 3 . 0 billion to $ 4 . 5 billion, based upon an estimated 30 million patients that undergo advanced surgical interventions each year ; 30 million patients represent only those patients in each surgical category that may benefit from RUT 58 - 60 • $ 700 M - plus Abdominal Market . We estimate the abdominal surgical market represents a $ 700 million – plus market opportunity in the U . S . annually • WHO estimated in 2008 that over 230 million surgical procedures were undertaken worldwide on an annual basis • Additional target markets within surgical and traumatic injury include : Pulmonary, Cardiovascular, Orthopedic, and Spinal surgery

17 UNIQUE DRUG FORMULATION • RUT 58 - 60 is designed to meet FDA requirements as a drug candidate : ; Hypochlorous acid (HOCl) drug candidate with small molecule stabilizers including magnesium and no hypochlorite ; Stability ; Invasive use : compatibility with internal organs ; Sterile packaging • Developed Through Evolution . HOCl, the active agent in RUT 58 - 60 , is a compound that is created by neutrophils and other cells in the body's immune system • Production of HOCl by human cells :

18 RUT 58 - 60 ADVANTAGES • Hospital Drivers : ; Hospitals seeking new products to reduce rates of hospital acquired infections (HAIs) and to control costs . ; Health care reimbursement moving towards a ‘ pay for performance ’ model ; Potential to reduce risk of high unreimbursed cost associated with patients with hospital acquired infections ● Safety Drivers : ; RUT 58 - 60 is similar to the HOCl produced by the body . ● Clinical Drivers : ; Broad spectrum, effective against antibiotic resistant strains, MRSA, VRE . ; Potentially for prophylactic use because it does not promote resistance ; Potential for accelerated patient discharge

19 RUT58 - 60 MECHANISM OF ACTION • HOCl found in RUT 58 - 60 cross - links critical bacterial biomolecules on cell surfaces through a fast - acting oxidation reaction ; Reactive with proteins ( sulfhydryl groups and amino groups) and unsaturated bonds in lipids . HOCl is identified as an inhibitor of sulfur and hydrogen bond known as sulfhydryl critical to bacterial survival ; Irreversible damage to bacteria, viruses and fungi . Low molar ratios of HOCl to bacterial protein causes oxidative protein unfolding in vitro while HOCl targets bacterial proteins for irreversible aggregation in vivo ; Increases bacterial cell membrane permeability ; Interrupts ATP production – responsible for cellular energy storage and transfer

20 ● RUT 58 - 60 has 20 times the concentration of HOCl shown in the graph below ● Induces bacterial cell destruction but remains well within the dosage required for tissue safety and compatibility HOCl POTENCY COMPARED TO OTHER OXIDATIVE AGENTS O . 1 mM* has shown to be the effective dose to induce bacterial cell death * Bonvillain RW et al in 2011

21 RUT58 - 60 SAFETY MECHANISM IN MAMMALIAN CELLS * Journal of Drugs in Dermatology, Volume 12, issue 1, 2013 ** Journal Exp Ther Ocol , 2011;9(2):93 - 100 • The presence of amino acid Taurine in mammalian cells is responsible for the scavenging activity and neutralization of HOCl* • Pure forms of stable HOCl has shown improved antimicrobial, therapeutic and safety index profile as compared to disinfectants, hydrogen peroxide and sodium hypochlorite* • RUT 58 - 60 provides the benefits of HOCl without the harmful side effects of Myeloperoxidase (MPO - carcinogenic at high concentrations in vivo) required for production of HOCl in the mammalian cells**

22 IN - VITRO KILL TIMES • Select Pathogen Activity of RUT58 - 60 Bacteria Challenge Contact Times (Log Reductions) % Bacterial Incubation* Populations 30 Sec 1 Min 2 Min 5 Min 10 Min Reduction** Times (hrs) MRSA ( Methicillin - resistant S. aureus ) 8.5 8.5 8.5 8.5 8.5 99.9999997% 24.5 E. coli 8.4 8.4 8.4 8.4 8.4 99.9999996% 24 P. aeruginosa 8.2 8.2 8.2 8.2 8.2 99.9999993% 25 VRE (E. faecalis ) 8.1 8.1 8.1 8.1 8.1 99.9999993% 24 P. mirabilis` 8.3 8.3 8.3 8.3 8.3 99.9999995% 57 S. marcescens 8.8 8.8 8.8 8.8 8.8 99.9999999% 24.5 C. albicans 7.1 7.1 7.1 7.1 7.1 99.9999929% 22.5 * Incubated on TSA (Tryptic Soy Agar) at 30 - 35C ** Calculations show no detectable surviving bacterial presence in the samples tests. Test methods did not use serial dilutio ns

23 RUTHIGEN DRUG DEVELOPMENT PIPELINE Manufacturing Pre - clinical Phase 1 / 2 Phase 2b Phase 3 NDA Filing Abdominal (Est. 2017) Orthopedic Cardiovascular Thoracic Spinal Surgery In - Process In - Process In - Process In - Process Scheduled Planned Planned

24 CLINICAL STRATEGY: U.S. & INTERNATIONAL ● United States : ; Ruthigen plans to initiate its Phase 1 / 2 clinical trial in the U . S . in July 2014 ; Proposed clinical trial protocol includes two arms, test (RUT 58 - 60 ) and control (systemic antibiotics with saline wash) . ; Antibiotics : ; up to 24 hrs prior : Neomycin + (Erythromycin or Metronidazole ) ; up to one hr prior : Cefoxitin or Cefazolin + (Metronidazole or Ertapenem ) or Clindamycin + (Gentamicin or Aztreonam or Ciprofloxicin ) or Metrondazole + (Gentamicin or Ciprofloxacin) ; 150 patients enrollment target, 1 : 1 ratio ; Short patient follow - up periods (weeks vs . years) ; Clinical trial design previously reviewed by FDA ; Regulatory path qualifies under 505 (b) 1 ● International : ; Seek partnerships to fund RUT 58 - 60 development and commercialization in Europe, Japan, and Canada

25 PHASE 1/2 CONTROLLED, RANDOMIZED, DOUBLE BLINDED TRIAL DESIGN Patients will receive pre - surgical systemic antibiotics per standard of care At the conclusion of surgery patients will receive 1 st microbiological swab All patients undergo final microbiological collection from abdominal wall. Incisions are closed and surgery is concluded 2 nd Lavage 400 mL saline + swab 2 nd Lavage 400 mL RUT58 - 60 + swab RUT58 - 60 Group (n=75) Control Group (n=75) 1 st Rinse 400 mL saline + swab 1 st Rinse 400 mL RUT58 - 60 + swab Final Rinse 100 mL saline Final Rinse 100 mL RUT58 - 60

26 PHASE 1/2 CLINICAL TRIAL DESIGN Primary End Points : Assess the Safety and Efficacy of RUT 58 - 60 in Post - Surgical Infection in Subject Undergoing Abdominal Surgery Exploratory End Points : Overall length of hospital stay, Re - admission rate ( 30 days) Adverse Events : Nausea/Vomiting, Pain, Fever, Ileus 1 , SSI 2 (Superficial, Deep, Organ) 1 Ileus: absence of bowel sounds and/or delay of return of bowel function 2 Surgical Site Infection Surgery • Antibiotic Prophylaxsis • Microbiologic Culture • Adverse Events Day 7 • Clinical Signs & Symptoms • Adverse Events Day 14 • Clinical Signs & Symptoms • Adverse Events Day 28 • Clinical Signs & Symptoms • Adverse Events

27 INTELLECTUAL PROPERTY • Ruthigen has licensed its intellectual property and know - how from Oculus for invasive use ; Ruthigen is licensing the technology to develop a new formulation of HOCl for invasive applications ; 37 issued ( 5 U . S . , 32 foreign) patents licensed with claims covering : ; Chemical composition ; Apparatus ; Method of manufacturing ; Therapeutic uses ; 99 pending applications ( 15 U . S . , 84 foreign) ; License to future improvements and patents filed by Oculus on HOCl technologies ; Patent protection beyond 2030 ; 2009 federal court ruling found patents enforceable (OCLS vs . NOFIL Corp . )

28 TALIZATION (as of 5/21/13) Post - IPO SHARES (*) Post - IPO % OUTSTANDING Oculus Owned Ruthigen Shares 2,000,000 48% Common Shares Issued in IPO 2,200,000 52% Shares Outstanding Immediately Post - IPO 4,200,000 100% Shares Underlying Series A Warrants 2,200,000 Shares Underlying Series B Warrants 2,200,000 Shares Underlying Representative Warrants 110,000 Total Potential Shares Outstanding 6,710,000 CAPITALIZATION STRUCTURE * Does not include 330 , 000 shares and/or Series A Warrants associated with the over - allotment option, 901 , 740 shares of our common stock reserved for future issuance under our 2013 Employee, Director and Consultant Equity Incentive Plan, or 2013 Plan, of which restricted stock units for up to 523 , 740 shares of our common stock are intended to be granted to our employees and directors on the 46 th day after the completion of this offering .

29 SELECT ANTI - INFECTIVE COMPANY COMPARABLES * Valuation as of 3/10/14 Company Name Therapeutic Focus Development Status Valuation Ruthigen, Inc. Prevention of Infection Phase 1/2 (Post - IPO) ~$35M Tetraphase TTPH Antibiotics Phase 3 $ 317M SIGA Technologies SIGA Anti - virals IND $ 180M Durata Therrpeutics DRTX Antibiotics, MRSA Phase 3 $ 379M Synthetic Biologics SYN Biologics, Anti - infectives Phase 2 $ 125M Cellceutix CTIX Cancer / Antibacterial Phase 1 / Phase II $ 195M Insmed Inc. INSM Inhaled antibiotic Phase 2 $696M KalaBios Pharmaceuticals KBIO Respiratory Disease, Cancer Phase 2 $ 111M Cempra CEMP Anti - infectives Phase 3 $372M Chimerix CMRX Anti - virals Phase 2 $ 518M Anacor Pharmaceuticals ANAC Derm, Anti - infectives Phase 3 $ 826M Optimer Pharmaceuticals - Anti - infectives Commercial $801M ($551M upfront) Cubist acq. Trius Therapeutics - Anti - infectives NDA $818M ($704M upfront ) Cubist acq .

30 NEAR - TERM VALUE CREATION MILESTONES IND Submission April 2014 Phase 1/2 Initiation July 2014 Phase 1/2 Interim Review 3Q 2014 Phase 1/2 Results 1Q 2015 Complete Manufacturing Transfer 2H 2014 Phase 2b / Pivotal Initiation 2Q 2015 • Near - term calendar year milestones

31 INVESTMENT SUMMARY ● First to develop and potentially market pharmaceutical grade HOCl ● Well established mechanism of action that evolved in human neutrophils : ; RUT 58 - 60 destroys a broad spectrum of pathogens including MRSA/VRE & viruses ● Targeting large unmet medical needs with economic driven adoption curve ; Addresses hospital need to prevent HAIs and reduce costs associated with infections . ; $ 700 M initial market ; $ 3 B - plus potential surgical market ; Potential to accelerate patient discharge after surgery, reduce post - surgical infection rates, and decrease hospital readmission rates after surgery ● Well defined clinical path ; Plan to file IND in April 2014 and initiate clinical trials in July 2014 ; Abdominal surgery is a large market and a “dirty” surgery ; provides high impact opportunity for initial indication ● Strong intellectual property portfolio in - licensed ● Management team experienced with HOCl development and drug trials